Exhibit 16.1
April 4, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by the Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Post Properties, Inc. dated April 3, 2006. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
PricewaterhouseCoopers LLP